Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of US VR Global Inc

Lot A-2-10, Galleria Hartamas

Jaln 26a/70a, Desa Sri Hartamas

50480 Kuala Lumpur

Wilayah Persekutuan

Kuala Lumpur.

We consent to the inclusion in the Post-Effective Amendment No. 2 to Form S-1 of US VR Global.com Inc. of our report dated March 30, 2018, relating to our audit of the consolidated balance sheets of US VR Global Inc. (the ‘Company’) as of December 31, 2017, and the related consolidated statements of income, stockholders’ equity, and cash flows for the period from February 27, 2017 to December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Total Asia Associates

TOTAL ASIA ASSOCIATES

Petaling Jaya, Malaysia

July 6, 2018